Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Second Quarter Results
9% Growth in Revenue, with Strong Growth in Fitness
GAAP Diluted EPS of $1.17 and Diluted EPS, as adjusted, of $1.19
Continued Strong Cash Flow
2016 Guidance: Narrowed Revenue and Maintained EPS Ranges

LAKE FOREST, Ill., July 28, 2016 -- Brunswick Corporation (NYSE: BC) today reported results for the second quarter of 2016:

•
Consolidated net sales increased 8.8 percent versus second quarter 2015; 9.1 percent growth on a constant currency basis; excluding the impact of acquisitions, sales on a constant currency basis increased 5.4 percent.

•	On a GAAP basis, operating earnings increased by 5 percent versus the prior year. Adjusted operating earnings increased by 7 percent from 2015.

•	On a GAAP basis, diluted EPS of $1.17 increased by 3 percent versus the second quarter of 2015. Diluted EPS, as adjusted, of $1.19; a 13 percent increase compared to prior year.

•	Year-to-date net cash from operations was $213.1 million and free cash flow was $130.3 million; both were improved versus the prior year.

“Our reported second quarter net sales increased by 9 percent,” said Brunswick Chairman and Chief Executive Officer Mark Schwabero. “Our top line reflected strong growth rates in our Fitness segment and fiberglass outboard and aluminum boats. This growth was complemented by another solid performance in marine parts and accessories and outboard engines. The growth was also supplemented by the benefits from our acquisition strategy.

“The U.S. marine market continues to reflect solid fundamentals and growth, which are supported by stable boating participation, favorable replacement cycle dynamics and innovative products being introduced throughout the marketplace. Our product successes in both our engine and boat segments have enabled continued market share gains and mix benefits.

“In addition, our fitness business continues to benefit from solid demand, particularly in the global health club and hospitality markets. This foundational core growth, combined with favorable trends in the rehabilitation and active aging category, as well as increased participation in group exercise activities, is providing a healthy marketplace in which to execute our fitness strategy. We are making outstanding progress integrating Cybex into our Fitness segment and remain on plan to achieve our near-term and long-term financial objectives for this acquisition," Schwabero said.

“Our consolidated adjusted operating earnings increased by 7 percent compared to the prior year quarter. The improvement in operating earnings, combined with a lower effective tax rate, as adjusted, and fewer shares outstanding, led to a 13 percent increase in diluted earnings per common share, as adjusted,” Schwabero concluded.

Discontinued Operations
On May 22, 2015, the Company completed the sale of its bowling products business. The results of this business are reported as discontinued operations. For all periods presented in this release, all figures and outlook statements incorporate this change and reflect continuing operations only, unless otherwise noted.

Second Quarter Results
For the second quarter of 2016, the Company reported net sales of $1,242.2 million, up from $1,142.0 million a year earlier. For the quarter, the Company reported operating earnings of $161.9 million, which included $2.6 million of restructuring and integration charges related to the Cybex acquisition. This compares with operating earnings of $154.2 million in the second quarter of 2015. For the second quarter of 2016, Brunswick reported net earnings of $108.1 million, or $1.17 per diluted share, compared with net earnings of $107.6 million, or $1.14 per diluted share, for the second quarter of 2015. Diluted EPS for the second quarter of 2016 included $0.02 per diluted share of restructuring and integration charges, compared with a $0.09 per diluted share benefit related to special tax items in the second quarter of 2015.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $493.3 million at the end of the second quarter, down $175.5 million from year-end 2015 levels. This decline is due primarily to cash used for acquisitions. Net cash provided by operating activities during the first six months of the year was $213.1 million, an increase of $104.3 million versus the prior year. This improvement was the result of reduced working capital usage and lower pension contributions. Investing and financing activities during the first six months lowered cash and marketable securities balances and included $215.9 million for acquisitions, $90.0 million for capital expenditures, $60.0 million of common stock repurchases and $27.2 million of dividend payments.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $719.7 million in the second quarter of 2016, up 4 percent from $689.2 million in the second quarter of 2015. International sales, which represented 29 percent of total segment sales in the quarter, were up 2 percent compared to the prior year period. On a constant currency basis, international sales were up 4 percent. For the quarter, the Marine Engine segment reported operating earnings of $139.0 million. This compares with operating earnings of $131.8 million in the second quarter of 2015.

Sales increases in the quarter were led by Mercury’s parts and accessories businesses and the segment’s outboard engine business, partially offset by declines in the sterndrive engine business. Higher revenues and cost reductions contributed to the increase in operating earnings in the second quarter of 2016. Partially offsetting these positive factors were the unfavorable impacts from foreign exchange and planned increases in growth investments.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 15 boat brands. The Boat segment reported net sales of $368.1 million for the second quarter of 2016, an increase of 5 percent compared with $349.3 million in the second quarter of 2015. International sales, which represented 27 percent of total segment sales in the quarter, decreased by 5 percent compared to the prior year period. On a constant currency basis, international sales were down 4 percent. For the second quarter of 2016, the Boat segment reported operating earnings of $22.7 million. This compares with operating earnings of $20.9 million in the second quarter of 2015.

The Boat segment's increased revenue reflected strong growth in fiberglass outboard and aluminum boats, partially offset by declines in sterndrive/inboard boats. Operating earnings benefited from higher sales and lower commodity costs and savings from sourcing initiatives, partially offset by the impact of lower sales volume of large sterndrive/inboard boats.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures and sells strength and cardiovascular fitness equipment and active recreation products. Fitness segment sales in the second quarter of 2016 totaled $229.8 million, up 32 percent from $173.8 million in the second quarter of 2015. International sales, which represented 44 percent of total segment sales in the quarter, increased by 19 percent. On a constant currency basis, international sales were also up 19 percent. Excluding the impact of acquisitions, Fitness segment sales on a constant currency basis in the quarter increased by 12 percent compared to the prior year. For the quarter, the Fitness segment reported operating earnings of $24.1 million, including restructuring and integration charges of $2.6 million. This compares with operating earnings of $23.2 million in the second quarter of 2015.

The increase in revenue reflected the benefit of acquisitions, strong growth in the U.S. at health clubs and local and federal governments along with growth in Europe and Asia. The increase in operating earnings included benefits from higher sales, partially offset by increased investment in growth initiatives, an unfavorable impact from sales mix and restructuring and integration costs associated with the Cybex acquisition.

2016 Outlook
"Our outlook for 2016 continues to reflect another year of outstanding earnings growth, with excellent cash flow generation,” said Schwabero. “We believe we are well-positioned to generate strong sales growth and adjusted earnings per share growth at a mid-to-high-teen percent rate throughout our three-year plan.

“We expect our businesses’ top-line performance for the year will benefit from the continuation of solid market growth in the U.S. and Europe and the success of our new products, partially offset by weakness in certain other international markets and the negative impact of a stronger U.S. dollar. As a result, our plan including acquisitions reflects revenue growth rates in 2016 to be in the range of 10 to 11 percent, absent any significant changes in our global macroeconomic assumptions. In total, acquisitions are expected to account for about 5 percent of 2016’s projected sales growth, reflecting the impact of announced transactions in 2015 and 2016.

“For the full year, we anticipate a slight improvement in both gross margins and operating margins, as we plan to continue benefiting from volume leverage, cost reductions and savings related to sourcing initiatives and a modestly positive product mix, partially offset by incremental investments to support growth as well as unfavorable foreign currency. Operating expenses are projected to increase in 2016; however, on a percentage of sales basis, are expected to be at slightly lower levels than 2015,” Schwabero said.

“We are maintaining the range for our full-year expectations of diluted EPS, as adjusted, of $3.40 to $3.50. Finally, for 2016, we expect to generate positive free cash flow in excess of $200 million,” Schwabero concluded.

Use of Non-GAAP Financial Information; Constant Currency Reporting
A reconciliation of GAAP to non-GAAP financial measures is provided in the reconciliation sections of the consolidated financial statements accompanying this release.

For purpose of comparison, percentage changes in second quarter 2016 net sales are also shown using second quarter 2015 exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact of translation arising from foreign currency exchange rate fluctuations.

Brunswick does not provide forward-looking guidance for certain financial measures on a GAAP basis because it is unable to predict certain items contained in the GAAP measures without unreasonable efforts.  These items may include pension settlement charges, restructuring and integration costs, special tax items and certain other unusual adjustments.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. CDT, hosted by Mark Schwabero, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - investor relations.

The call will be broadcast over the Internet at ir.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for slides used to supplement conference call remarks at ir.brunswick.com.

Security analysts and investors wishing to participate via telephone should call 888-771-4371 (passcode: Brunswick Q2). Callers outside of North America should call 847-585-4405 (passcode: Brunswick Q2) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight EDT Thursday, Aug. 4, 2016, by calling 888-843-7419 or international dial 630-652-3042 (passcode: 4290 1478#). The replay will also be available at Hwww.brunswick.comH.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may,” “could,” “expect,” “intend,” “target,” “plan,” “seek,” “estimate,” “believe,” “predict,” “potential” or “continue.” These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets and the level of consumer confidence on the demand for the Company’s products and services; negative currency trends, including shifts in exchange rates; the ability to make targeted acquisitions and successfully integrate newly acquired businesses; the ability of the Company to successfully implement its strategic plan and growth initiatives; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key customer or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to absorb fixed costs in managing production facilities; the ability to successfully manage the expansion of the Company’s manufacturing footprint; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; uncertainties in the timing and amount of the Company’s share repurchases; the effect of higher energy and fuel costs; competitive pricing pressures, including the impact of changing foreign currency exchange rates, inflation and increased competition from international competitors; the ability to develop new and innovative products at a competitive price and in compliance with applicable laws and to maintain product quality and service standards; the continued use of legacy information technology systems and the risk of a failure of or attacks on the Company’s information technology systems, which could result in data breaches, lost or stolen assets or information and associated remediation costs; competition from other leisure pursuits that may affect the level of participation in boating and fitness activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to protect the Company’s intellectual property; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions and remediation efforts, climate change, healthcare costs, taxes and employment obligations; the risk of having to record an impairment to the value of goodwill and other assets; doing business in international locations, including risks of international political instability, civil unrest and operations in emerging markets; the ability to attract and retain key contributors and to successfully implement succession plans; the effect of weather conditions on demand for marine products; and the effect that catastrophic events, including hurricanes, floods, earthquakes and environmental spills, may have on consumer demand and the ability to manufacture products.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2015. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation’s leading consumer brands include Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood, Garelick and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, Diversified Marine, BLA and Bell RPG parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris, Lowe, Lund, Meridian, Princecraft, Quicksilver, Rayglass, Sea Ray, Thunder Jet and Uttern boats; Life Fitness, Hammer Strength, Cybex and SCIFIT fitness equipment; InMovement products and services for productive well-being; and Brunswick billiards tables, accessories and game room furniture. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	July 2, 2016	July 4, 2015	% Change
Net sales	$1,242.2	$1,142.0	9%
Cost of sales	888.9	817.6	9%
Selling, general and administrative expense	153.7	138.4	11%
Research and development expense	35.1	31.8	10%
Restructuring and integration charges	2.6	—	NM
Operating earnings	161.9	154.2	5%
Equity earnings	1.0	1.0	0%
Other income (expense), net	(0.1)	1.5	NM
Earnings before interest and income taxes	162.8	156.7	4%
Interest expense	(7.0)	(7.0)	0%
Interest income	0.4	0.5	-20%
Earnings before income taxes	156.2	150.2	4%
Income tax provision	48.1	42.6	13%
Net earnings from continuing operations	108.1	107.6	0%

Earnings (loss) from discontinued operations, net of tax	(0.0)	10.2	NM

Net earnings	$108.1	$117.8	-8%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$1.18	$1.15
Earnings (loss) from discontinued operations	(0.00)	0.11
Net earnings	$1.18	$1.26	-6%

Diluted
Earnings from continuing operations	$1.17	$1.14
Earnings (loss) from discontinued operations	(0.00)	0.11
Net earnings	$1.17	$1.25	-6%

Weighted average shares used for computation of:
Basic earnings per common share	91.5	93.3
Diluted earnings per common share	92.3	94.6

Effective tax rate from continuing operations	30.8%	28.4%

Reconciliations
Continuing Operations:
Operating earnings	$161.9	$154.2	5%
Restructuring and integration charges	2.6	—	NM
Adjusted operating earnings	$164.5	$154.2	7%

Earnings before income taxes	$156.2	$150.2	4%
Restructuring and integration charges	2.6	—	NM
Adjusted pretax earnings	$158.8	$150.2	6%

Earnings (loss) per common share:
Diluted earnings from continuing operations	$1.17	$1.14
Restructuring and integration charges	0.02	—
Special tax items	(0.00)	(0.09)
Diluted earnings from continuing operations, as adjusted	$1.19	$1.05	13%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Six Months Ended
	July 2, 2016	July 4, 2015	% Change
Net sales	$2,312.5	$2,127.7	9%
Cost of sales	1,677.1	1,544.5	9%
Selling, general and administrative expense	301.4	278.4	8%
Research and development expense	69.7	61.9	13%
Restructuring and integration charges	6.4	—	NM
Operating earnings	257.9	242.9	6%
Equity earnings	1.8	2.0	-10%
Other income, net	0.9	3.2	-72%
Earnings before interest and income taxes	260.6	248.1	5%
Interest expense	(13.8)	(14.0)	-1%
Interest income	0.8	1.0	-20%
Earnings before income taxes	247.6	235.1	5%
Income tax provision	76.3	70.9	8%
Net earnings from continuing operations	171.3	164.2	4%

Earnings from discontinued operations, net of tax	1.6	10.6	NM

Net earnings	$172.9	$174.8	-1%

Earnings per common share:
Basic
Earnings from continuing operations	$1.87	$1.76
Earnings from discontinued operations	0.02	0.11
Net earnings	$1.89	$1.87	1%

Diluted
Earnings from continuing operations	$1.85	$1.73
Earnings from discontinued operations	0.02	0.11
Net earnings	$1.87	$1.84	2%

Weighted average shares used for computation of:
Basic earnings per common share	91.6	93.6
Diluted earnings per common share	92.6	94.8

Effective tax rate from continuing operations	30.8%	30.2%

Reconciliations
Continuing Operations:
Operating earnings	$257.9	$242.9	6%
Restructuring and integration charges	6.4	—	NM
Adjusted operating earnings	$264.3	$242.9	9%

Earnings before income taxes	$247.6	$235.1	5%
Restructuring and integration charges	6.4	—	NM
Adjusted pretax earnings	$254.0	$235.1	8%

Earnings (loss) per common share:
Diluted earnings from continuing operations	$1.85	$1.73
Restructuring and integration charges	0.04	—
Special tax items	(0.00)	(0.09)
Diluted earnings from continuing operations, as adjusted	$1.89	$1.64	15%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	July 2, 2016	July 4, 2015	% Change	July 2, 2016	July 4, 2015	% Change	July 2, 2016	July 4, 2015
Marine Engine	$719.7	$689.2	4%	$139.0	$131.8	5%	19.3%	19.1%
Boat	368.1	349.3	5%	22.7	20.9	9%	6.2%	6.0%
Marine eliminations	(75.4)	(70.3)	7%	—	—
Total Marine	1,012.4	968.2	5%	161.7	152.7	6%	16.0%	15.8%

Fitness	229.8	173.8	32%	24.1	23.2	4%	10.5%	13.3%
Pension - non-service costs	—	—		(3.7)	(3.1)	-19%
Corp/Other	—	—		(20.2)	(18.6)	-9%
Total	$1,242.2	$1,142.0	9%	$161.9	$154.2	5%	13.0%	13.5%

	Six Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	July 2, 2016	July 4, 2015	% Change	July 2, 2016	July 4, 2015	% Change	July 2, 2016	July 4, 2015
Marine Engine	$1,315.2	$1,251.4	5%	$217.3	$206.0	5%	16.5%	16.5%
Boat	704.9	667.3	6%	39.1	28.6	37%	5.5%	4.3%
Marine eliminations	(155.7)	(150.4)	4%	—	—
Total Marine	1,864.4	1,768.3	5%	256.4	234.6	9%	13.8%	13.3%

Fitness	448.1	359.4	25%	44.2	49.0	-10%	9.9%	13.6%
Pension - non-service costs	—	—		(7.4)	(6.1)	-21%
Corp/Other	—	—		(35.3)	(34.6)	-2%
Total	$2,312.5	$2,127.7	9%	$257.9	$242.9	6%	11.2%	11.4%

(1) Operating earnings (loss) in the three months and six months ended July 2, 2016, includes $2.6 million and $6.4 million, respectively, of restructuring and integration charges in the Fitness segment.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	July 2, 2016	December 31, 2015	July 4, 2015
Assets
Current assets
Cash and cash equivalents	$492.8	$657.3	$582.9
Short-term investments in marketable securities	0.5	11.5	25.8
Total cash, cash equivalents and short-term investments in marketable securities	493.3	668.8	608.7
Restricted cash	12.7	12.7	15.6
Accounts and notes receivable, net	482.1	398.1	446.8
Inventories
Finished goods	455.0	444.4	427.3
Work-in-process	94.9	88.4	96.7
Raw materials	156.9	152.2	146.0
Net inventories	706.8	685.0	670.0
Prepaid expenses and other	38.0	39.8	31.6
Current assets	1,732.9	1,804.4	1,772.7

Net property	572.6	505.2	476.9

Other assets
Goodwill	393.1	298.7	296.3
Other intangibles, net	135.0	55.1	45.1
Equity investments	26.0	21.5	25.9
Non-current deferred tax asset	334.6	420.2	441.6
Other long-term assets	49.4	47.4	41.8
Other assets	938.1	842.9	850.7

Total assets	$3,243.6	$3,152.5	$3,100.3

Liabilities and shareholders' equity
Current liabilities
Current maturities of long-term debt	$4.7	$6.0	$4.5
Accounts payable	366.3	339.1	338.2
Accrued expenses	559.6	563.0	520.5
Current liabilities	930.6	908.1	863.2

Long-term debt	447.9	442.5	445.6
Other long-term liabilities	476.9	520.6	528.0
Shareholders' equity	1,388.2	1,281.3	1,263.5
Total liabilities and shareholders' equity	$3,243.6	$3,152.5	$3,100.3

Supplemental Information
Debt-to-capitalization rate	24.6%	25.9%	26.3%

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Six Months Ended
	July 2, 2016	July 4, 2015
Cash flows from operating activities
Net earnings	$172.9	$174.8
Less: net earnings from discontinued operations, net of tax	1.6	10.6
Net earnings from continuing operations	171.3	164.2
Depreciation and amortization	50.6	43.8
Pension funding, net of expense	(29.5)	(65.9)
Deferred income taxes	53.4	45.7
Excess tax benefits from share-based compensation	(8.2)	(6.2)
Equity in earnings of unconsolidated affiliates, net of dividends	(1.8)	(2.0)
Changes in certain current assets and current liabilities	(36.7)	(87.2)
Income taxes	7.0	17.2
Other, net	7.0	(0.8)
Net cash provided by operating activities of continuing operations	213.1	108.8
Net cash used for operating activities of discontinued operations	(3.2)	(8.8)
Net cash provided by operating activities	209.9	100.0

Cash flows from investing activities
Capital expenditures	(90.0)	(64.7)
Purchases of marketable securities	—	(24.9)
Sales or maturities of marketable securities	10.7	82.3
Investments	(1.3)	(5.1)
Acquisition of businesses, net of cash acquired	(215.9)	(8.8)
Proceeds from the sale of property, plant and equipment	1.6	1.0
Other, net	1.3	—
Net cash used for investing activities of continuing operations	(293.6)	(20.2)
Net cash provided by investing activities of discontinued operations	—	40.0
Net cash provided by (used for) investing activities	(293.6)	19.8

Cash flows from financing activities
Net proceeds from issuances of long-term debt	—	0.1
Payments of long-term debt including current maturities	(0.2)	(0.2)
Common stock repurchases	(60.0)	(60.0)
Cash dividends paid	(27.2)	(23.1)
Excess tax benefits from share-based compensation	8.2	6.2
Proceeds from share-based compensation activity	11.8	3.8
Tax withholding associated with shares issued for share-based compensation	(17.7)	(8.0)
Other, net	(1.3)	—
Net cash used for financing activities	(86.4)	(81.2)

Effect of exchange rate changes on cash and cash equivalents	5.6	(8.4)
Net increase (decrease) in cash and cash equivalents	(164.5)	30.2
Cash and cash equivalents at beginning of period	657.3	552.7
Cash and cash equivalents at end of period	$492.8	$582.9

Reconciliation
Free Cash Flow
Net cash provided by operating activities of continuing operations	$213.1	$108.8

Net cash provided by (used for):
Capital expenditures	(90.0)	(64.7)
Proceeds from the sale of property, plant and equipment	1.6	1.0
Effect of exchange rate changes on cash and cash equivalents	5.6	(8.4)
Total free cash flow	$130.3	$36.7